Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 584-5415

NPS PHARMACEUTICALS REPORTS

THIRD QUARTER AND NINE MONTH RESULTS

Salt Lake City — November 8, 2004 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported its operating and financial results for the three and nine months ended September 30, 2004.

Operating Results Review

In the third quarter NPS reported that it executed an agreement with Amgen Inc. to promote Kineret®, a biologic therapy for the treatment of moderate to severe rheumatoid arthritis in the U.S. The agreement provides dedicated promotional support for Kineret with NPS sales professionals acting as exclusive representatives of the drug to rheumatologists. This accelerates the creation of a sales and marketing organization by NPS, which is of particular importance for the company as it prepares to launch its investigational drug, PREOS®, for the treatment of osteoporosis. It is anticipated that NPS will have a trained sales force in the field to detail Kineret to physicians in the first quarter of 2005.

Also in the third quarter, NPS reported at two major scientific meetings positive results of PREOS studies, which support its potential in treating post-menopausal women with osteoporosis. Presentations at the 26th Annual Meeting of the American Society of Bone Mineral Research included data from a study combining PREOS with alendronate (the PaTH study), a bone biopsy study in subjects receiving PREOS, and a preclinical study with PREOS in rats to assess its potential for carcinogenesis. At the 68th Annual Scientific Meeting of the American College of Rheumatology NPS announced additional TOP study data, which suggest for the first time that a bone growing agent such as PREOS can reduce the risk of first vertebral fractures in post-menopausal women at increased risk for osteoporotic fracture. The company is currently preparing a New Drug Application (NDA) for PREOS for submission to the U.S. Food and Drug Administration (FDA).

In other clinical programs, NPS announced that its small molecule, NPS 1776, had failed to reach the primary endpoint in a proof-of-concept study in patients with migraine headaches. The company is currently evaluating other clinical options for NPS 1776.

Earlier this year Amgen received approval from the FDA to market Sensipar® (cinacalcet HCl), a small molecule licensed from NPS by Amgen, for the treatment of secondary hyperparathyroidism in chronic kidney disease (CKD) patients on dialysis, and for the treatment of elevated calcium levels (hypercalcemia) in patients with parathyroid carcinoma. On October 28, Amgen announced that cinacalcet had received regulatory approval in the European Union and was authorized to be sold as Mimpara® for the treatment of secondary hyperparathyroidism in CKD patients on dialysis, and for the treatment of hypercalcemia in patients with parathyroid gland cancer. Under its license from NPS, Amgen has rights to market cinacalet worldwide, except for certain Asian countries. NPS receives quarterly royalty payments from Amgen on all cinacalcet sales.

Third Quarter Financial Results

NPS incurred a net loss for the third quarter of 2004 of $39.2 million, or $1.02 per share, compared to a net loss in the third quarter of 2003 of $28.9 million, or $.79 per share. For the nine months ended September 30, 2004, the net loss was $116.2 million, or $3.08 per share, compared to $121.9 million, or $3.40 per share for the nine months ended September 30, 2003.

Revenues for the third quarter of 2004 were $710,000 compared to revenues of $7.7 million for the same period last year. The decrease in revenues for the three months ended September 30, 2004 as compared with the same period in the prior year is primarily the result of a $6.0 million milestone payment received from Amgen, Inc. for the submission of their NDA to the FDA for Sensipar during the third quarter of 2003. A similar milestone was not recognized in the third quarter of 2004. Revenues for the nine months ended September 30, 2004 were $13.2 million compared to $7.9 million in the same period of 2003. The increase in revenues during the nine months ended September 30, 2004 as compared to the same period in the prior year is primarily the result of a $10.0 million milestone payment received from Amgen, Inc. for the approval of the Sensipar NDA by the FDA in March of 2004.

Research and development expenses were $32.2 million for the third quarter of 2004 compared to $31.3 million for the third quarter of 2003. Research and development expenses fluctuated among projects from the third quarter of 2003 to the third quarter of 2004 with a $2.2 million increase in the development costs of our teduglutide program, a $1.2 million increase in the costs associated with the manufacture of clinical and commercial supplies of PREOS and teduglutide, and a $2.5 million increase in the costs related to advancing its central nervous system programs. These increases were offset by a $5.1 million decrease in the development costs of our PREOS program. For the nine months ended September 30, 2004, research and development expenses were $104.1 million compared to $79.5 million for the same period in 2003. The increase in research and development expenses during the nine months ended September 30, 2004 as compared to the same period in the prior year is primarily due to a $6.7 million increase in the development costs of our teduglutide program, a $16.8 million increase in the costs associated with the manufacturing of PREOS and teduglutide, including amounts paid and due to a contract manufacturer for reservation fees in accordance with an agreement NPS signed for “fill and finish” production of clinical and commercial supplies of PREOS, and a $7.6 million increase in clinical development costs of our central nervous system drug development programs. These increases were offset by a $9.0 million decrease in the development costs of our PREOS program.

General and administrative expenses were $7.1 million for the quarter ended September 30, 2004 compared to $4.9 million expended in the same quarter in 2003. For the nine months ended September 30, 2004, general and administrative expenses were $23.5 million compared to $14.2 million for the same period in 2003. The increase in general and administrative expenses during the three and nine months ended September 30, 2004 as compared with the same period in the prior years are primarily due to increased marketing activities associated with PREOS and teduglutide, costs associated with the internal investigation of the PharmData and DCI contracts and related legal costs, and additional general and administrative costs related to the overall growth of the Company, including the establishment of a commercial headquarters in New Jersey and increased legal, accounting, human resource and information technology expenses.

Amortization of intangibles of $396,000 and $1.2 million for the three and nine months ended September 30, 2004, respectively, are comparable to $376,000 and $1.1 million for the same periods in the prior year.

Other expense, net, of $172,000 for the three months ended September 30, 2004 is comparable with other expense, net, of $170,000 in the same period in the prior year. Other income, net, decreased from $3.1 million to other expense, net, of $522,000 for the nine months ended September 30, 2004 as compared with the same period in the prior year. The decreases in other income, net, to other expense, net, is primarily the result of interest expense of $5.2 million during the nine months ended September 30, 2004 compared to interest expense of $2.0 million during the nine months ended September 30, 2003, on its $192.0 million 3.0 percent convertible notes. The convertible notes were issued in June 2003.

As of September 30, 2004, the company had 38.7 million shares outstanding and $224.0 million in cash, cash equivalents, and marketable investment securities as compared to $303.9 million at December 31, 2003. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of continuing to fund ongoing operating expenses, including current clinical trials and manufacturing expenses, capital expenditures related to the construction of a new building in Salt Lake City, Utah, and interest payments on our convertible notes.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues from research and license agreements	$710	$7,700	$13,163	$7,911

Operating expenses:
Research and development	32,204	31,253	104,141	79,505
General and administrative	7,074	4,888	23,544	14,185
Amortization of intangibles	396	376	1,172	1,091
Cost of royalties received	105	—	105	—
Merger costs and termination fees	—	351	—	40,223

Total operating expenses	39,779	36,868	128,962	135,004

Operating loss	(39,069)	(29,168)	(115,799)	(127,093)

Other income (expense), net	(172)	(170)	(522)	3,093

Loss before taxes	(39,241)	(29,338)	(116,321)	(124,000)
Income tax benefit	(71)	(395)	(118)	(2,091)

Net loss	$(39,170)	$(28,943)	$(116,203)	$(121,909)

Basic and diluted net loss per common and potential common share	$(1.02)	$(0.79)	$(3.08)	$(3.40)

Weighted average common and potential common shares outstanding - basic and diluted	38,589	36,796	37,677	35,864

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
Cash, cash equivalents and marketable investment securities	$224,024	$303,874
Other current assets	5,176	2,755
Restricted cash and cash equivalents	5,277	—
Plant and equipment, net of accumulated depreciation and amortization	16,777	5,255
Other assets, net of accumulated amortization	13,672	15,624

Total assets	$264,926	$327,508

Current liabilities	33,135	22,723
Convertible notes payable	192,000	192,000

Total liabilities	225,135	214,723

Paid-in capital and common stock	578,171	533,966
Deferred compensation	(2,810)	(3,716)
Accumulated other comprehensive income (loss)	(1,137)	765
Deficit accumulated during development stage	(534,433)	(418,230)

Net stockholders’ equity	39,791	112,785

Total liabilities and stockholders’ equity	$264,926	$27,508

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Call Information

A conference call will be held today at 5:00 p.m. EST. To participate in the call, dial (800) 688-0836 and use confirmation code 35241818. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. If you are unable to participate in the live call, a replay will be available at (888) 286-8010 (with confirmation code 64629177) until midnight, EST, November 15, 2004. The webcast portion of the call will also be available on the NPS website for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include: the Kineret agreement will accelerate creation of a sales and marketing force; NPS anticipates having a sales force in the field to promote Kineret in the first quarter of 2005; our intent to file an application with the FDA for marketing approval of PREOS; and our intent to commercialize small molecules and recombinant proteins as drugs, specifically, our product candidates, PREOS and teduglutide. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to hire and train in a timely manner a sales force to promote Kineret; we may not be able to analyze and compile data from the PREOS studies in a timely manner to file the NDA; we may not be able to agree with the FDA on a clinical plan for teduglutide; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates, which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of November 8, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2003, and in our quarterly report on Form 10-Q for the third quarter of 2004.